TERMINATION OF ASSOCIATE AGENCY AGREEMENT

THIS AGREEMENT is made as of April 28, 2011 (the "Effective Date");

BETWEEN

SILLENGER EXPLORATION CORP., a corporation incorporated under the laws of the State of Nevada ("Sillenger"),

\- and -

MICHEL GHOSTINE, an individual residing in the city of Beirut in the country of Lebanon ("Ghostine"),

WHEREAS Ghostine and FCMI Global Inc. ("FCMI") entered into an associate agency agreement dated May 20, 2010 regarding certain services to be provided by Ghostine in respect of prospective mining rights in the Republic of Guinea-Bissau (the "Guinea-Bissau Agreement");

AND WHEREAS Ghostine and FCMI entered into a similar associate agency agreement dated May 20, 2010 regarding certain services to be provided by Ghostine in respect of prospective mining rights in the Republic of Equatorial Guinea (the "Equatorial Guinea Agreement") (the "Guinea-Bissau Agreement" and "Equatorial Guinea Agreement" are collectively referred to as the "Associate Agency Agreements");

AND WHEREAS FMCI, Sillenger, Ghostine and others have entered into a settlement agreement of even date with this Agreement (the "Settlement Agreement"), a copy of which is appended as Schedule "A" to this Agreement, pursuant to which Sillenger and Ghostine have agreed to release FCMI from any obligations that FCMI may have to them and from any claims as against FCMI, such release to be conditional upon the closing of the Brilliant/Ivory Transaction (as that term is defined in the Settlement Agreement) and the transactions set out in the Settlement Agreement (collectively with the Brilliant/Ivory Transactions, hereinafter referred to as the "Transactions");

AND WHEREAS Sillenger and Ghostine may each wish to engage in future business relationships following the Transactions, and Sillenger is therefore willing, provided that the Transactions close, to make certain payments to Ghostine for the confirmation by Ghostine of the termination of his Associate Agency Agreements with FCMI, it being agreed and understood by the parties that all obligations and liabilities to Ghostine that arise or accrue pursuant to the provisions of the Associate Agency Agreements are obligations and liabilities of FCMI and not of Sillenger;

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:

1. Termination. Ghostine hereby acknowledges and agrees for the benefit of Sillenger and FCMI that the Associate Agency Agreements are terminated as of the Effective Date and of no further force or effect. Ghostine hereby waives any notice requirements regarding termination of the Associate Agency Agreements. From and after the Effective Date, the parties release and discharge one another from the observance and performance of all terms and covenants of the Associate Agency Agreements, if any as between them, and all obligations and liabilities which arise or accrue or have arisen or accrued under the Associate Agency Agreements, if any as between them.

2. Past Payment. Ghostine hereby acknowledges receipt of $112,670 paid pursuant to the provisions of the Associate Agency Agreements by or on behalf of FCMI as follows:

Payment	Date
$22,000	April 27, 2010
$75,000	October 8, 2010
$15,670	Various

3. Fee. Subject to and conditional upon the Closing (as that term is defined in the Settlement Agreement) of the Transactions, Sillenger will pay to Ghostine $150,000 (the "Fee"), payable as follows:

(a) $50,000, to be paid fifteen (15) Business Days following expiry of the Hold Period as that term is defined in the Settlement Agreement (e.g. September 27, 2011 assuming a May 6, 2011 Closing date and four month Hold Period);

(b) $50,000, to be paid six (6) calendar months following Closing (e.g. November 6, 2011 assuming a May 6, 2011 Closing date); and

(c) $50,000, to be paid seven (7) calendar months following Closing (e.g. December 6, 2011 assuming a May 6, 2011 Closing date).

For the purposes of this Agreement, "Business Day" means any day other than a Saturday, Sunday or statutory holiday in the Province of Ontario.

4. Accelerated Payment. Notwithstanding the provisions of Sections 3(a) to 3(c) regarding the timing of the payment of the Fee, should Sillenger be in receipt of at least $400,000 of equity raised as working capital following the Closing but prior to completion of the payments required to be made under Section 3, Sillenger will immediately pay to Ghostine the balance of the Fee then still outstanding to Ghostine.

5. Method of Payment. The amounts payable pursuant to the provisions of Sections 3 and 4 will be paid by wire transfer of immediately available funds to the account specified by Ghostine set out in Schedule "B" to this Agreement.

6. Sillenger Shares. Subject to and conditional upon the Closing of the Transactions, in addition to the Fee payable to Ghostine, Sillenger will issue to Ghostine two million (2,000,000) common shares of Sillenger (the "Shares"), such Shares to be issued by Sillenger as soon as practicable following filing by Sillenger of the Sillenger year-end statements as required by applicable securities laws, having due regard to any regulatory issues and administrative issues related to performance under the Settlement Agreement, but in any event no later than ninety (90) calendar days following filing of the Sillenger year-end statements.

7. Currency. All references to currency herein are to lawful money of the United States of America unless indicated otherwise.

8. Further Assurances. Each of the parties will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

9. Entire Agreement. This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings, negotiations and agreements between the parties to this Agreement with respect to the subject matter of this Agreement. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, written, oral, implied or statutory, between the parties other than as expressly set forth in this Agreement.

10. Severability. If any one or more provisions contained in this Agreement should be held by a court or other tribunal to be invalid, illegal or otherwise unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

11. Amendments and Waivers. No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

12. Assignment. This Agreement may not be assigned by either party to this Agreement without the prior written consent of the other party but may be assigned by Sillenger as a part of a merger, amalgamation, change of control or together with a sale or transfer of all or substantially all of its assets without the prior consent of Ghostine.

13. Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

14. Attornment. For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have jurisdiction to entertain any action arising under this Agreement, except for matters that can be tried only before a Federal Court in which case jurisdiction and venue shall be in Ontario. The parties to this agreement each hereby attorn to the jurisdiction of the courts of the Province of Ontario and of the Federal Court in accordance with the foregoing and waive any objection to venue or any claim of inconvenient forum.

15. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument and notwithstanding their date of execution, shall be deemed to bear the Effective Date. Delivery of an executed signature page to this Agreement by any party by facsimile or electronically scanned copy will be as effective as delivery of a manually executed copy of this Agreement by such party.

IN WITNESS WHEREOF the parties have executed this Agreement.

SILLENGER EXPLORATION CORP.

Per: ________________
Name:
Title:

SIGNED, SEALED AND DELIVERED in the presence of:	)	
	)	
Witness Signature	)	MICHEL GHOSTINE
	)	
Print Witness Name	)	

SCHEDULE "A"

SETTLEMENT AGREEMENT

[NEXT PAGE]

THIS SETTLEMENT AGREEMENT ("**Agreement**") is made the 28th day of April 2011.

BETWEEN

(1) **SILLENGER EXPLORATION CORP.**, located at 277 Lakeshore Road E. Ste 206 Oakville, Ontario, Canada ("**Sillenger**");

(2) **FCMI GLOBAL INC.**, located at 277 Lakeshore Road E. Ste 206 Oakville, Ontario, Canada ("**FCMI**");

(3) **HOWARD BRODSKY**, an individual residing in the Province of Ontario ("**Brodsky**");

(4) **JOHN GILLESPIE**, an individual residing in the Province of Ontario ("**Gillespie**");

(5) **IVORY RESOURCES INC.** with registered office at 2nd Floor, dms House, 20 Genesis Close, Grand Cayman KY1-1108, Cayman Islands ("**Ivory**");

(6) **BRILLIANT MINING CORP.** located at 220, 9797-45 Avenue NW Edmonton, Alberta, Canada ("**Brilliant**");

(7) **DERRICK SNOWDY** an individual residing in the Province of Ontario ("**Snowdy**")

(8) **MICHEL GHOSTINE** an individual residing in Beirut, Lebanon who is or was acting as a member of the board of directors of Sillenger ("**Ghostine**");

WHEREAS:

A. Ivory claims to have acquired 100 common shares in the capital of FCMI from Derrick Snowdy (the "**Ivory Shares**");

B. Brodsky claims to be a holder of 100 common shares in the capital of FCMI (the "**Brodsky Shares**");

C. BLM Investments Inc., a company incorporated under the laws of the Province of Ontario ("**BLM**"), purported to subscribe for 400,000 common shares in the capital of FCMI on April 18, 2010 (the "**BLM Subscription**") for which subscription BLM appears knowingly to have accepted common shares in Sillenger;

D. FCMI claims to have a valid contract with the government of the Republic of Equatorial Guinea dated May 26, 2010 and amended on November 8, 2010 (as it may be further amended from time to time), which agreement is provided for in both English and Spanish requiring FCMI to fly an aerial survey over certain parts of the Republic of Equatorial Guinea in exchange for certain concessions to exploit the natural resources discovered as a result of such aerial survey (the "**EG Agreement**");

E. Sillenger claims to have received an assignment of the EG Agreement from FCMI on June 1, 2010 (the "**Assignment of the EG Agreement**");

F. Sillenger is a party to a Survey Agreement between Sillenger and Fugro Airborne Surveys Corp. ("**Fugro**") dated June 10, 2010, as it may have been amended and may

be further amended from time to time (the "**Fugro Agreement**");

G. Sillenger assigned, novated and transferred all right, title and interest in and to the Fugro Agreement to Ivory by way of a Deed of Novation and Consent between Sillenger, Ivory and Fugro dated October 20, 2010 (the "**Assignment of the Fugro Agreement**");

H. Brilliant and Ivory have negotiated a transaction (the "**Brilliant/Ivory Transaction**") whereby Brilliant will: (a) acquire all of the issued and outstanding shares in the capital of Ivory from the shareholders of Ivory and issue to such shareholders and to various other parties related to the transaction certain units (the "**Units**" and each a "**Unit**" as defined below); and (b) contemporaneously with the closing of the transaction identified in (a) herein, Brilliant will raise or have raised a minimum of $15 million (Cdn) from third parties into the capital of Brilliant in consideration for Units; and

I. A "Unit" is issuable at $0.27 per Unit and is comprised of one (1) common share in the capital of Brilliant and one full warrant to acquire an additional common share in the capital of Brilliant exercisable within 24 months from the date of issuance at an exercise price of $0.45 cents per share.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the delivery of the Payment Units (as defined herein) and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1. <u>Closing Date</u>

1.1 The closing of the transactions contemplated herein (the "**Closing**") will occur at 10am on the day which is the later of three business days after the closing of the Brilliant/Ivory Transaction and May 6, 2011 (the "**Closing Date**").

2. <u>Payment to Sillenger</u>

At the Closing, Brilliant shall issue to Sillenger a total of 7,407,407 Units (the "**Payment Units**").

2.1 The issuance of the Payment Units is and shall be conditional upon the completion of the Brilliant/Ivory Transaction and, in the event of the failure to complete the Brilliant/Ivory Transaction for any reason, the Payment Units shall not be issued and this Agreement shall be deemed to be null and void.

2.2 The Payment Units shall be subject to a four (4) month hold period during which time none of the Units may be transferred (the "**Hold Period**") except in accordance with applicable securities legislation and the rules of the TSX Venture Exchange ("**TSX-V**"). Sillenger shall execute such additional documentation as the TSX-V may reasonably require to complete the issuance of the Payment Units.

3. <u>Transfer of FCMI</u>

3.1 At the Closing, Brodsky agrees to transfer all right, title and interest in and to the Brodsky Shares to Ivory or to whom it may otherwise designate in writing (the "**Brodsky**

Share Transfer").

3.2 Brodsky does hereby represent and warrant that:

(a) he is the sole and beneficial owner of the Brodsky Shares with good and marketable title thereto;

(b) the Brodsky Shares are free and clear of any lien, pledge, charge or other encumbrance, whether conditional or absolute;

(c) with the exception of the Ivory Shares and to the best of his knowledge, the Brodsky Shares represent all of the issued and outstanding shares in the capital of FCMI and up to and including the Closing Date, no other shares in the capital of FCMI have been issued; and

(d) no right to acquire either the Brodsky Shares or any shares in the capital of FCMI has been granted to any party.

3.3 Following the completion of this Agreement, Brodsky shall execute such other documentation and comply with such other terms and conditions that Ivory may reasonably require, in its absolute discretion, in order to ensure that Ivory receives the full and conclusive ownership of all of the shares in the capital of FCMI on the Closing Date.

3.4 Brodsky hereby represents and warrants that with the exception of the Assignment of the EG Agreement, he has not, in his capacity as a director, officer or employee of FCMI or in any other capacity: (i) sold, assigned or transferred the EG Agreement to any other party; or (ii) granted any rights in, to or in respect of the EG Agreement to any other party.

3.5 At the Closing, Brodsky shall:

(a) provide his unconditional resignation as a director, officer and employee of FCMI; and

(b) confirm that neither he nor any person who is not at arm's length to him, nor any company, partnership or other entity that he controls (as director, managing partner or majority shareholder and whether such shares are held directly or indirectly), is a creditor of FCMI.

3.6 At the Closing, Brodsky will grant unto Kobi Dorenbush, barrister and solicitor and resident of the city of North York, Ontario, an irrevocable and continuing power of attorney, coupled with an interest, to execute any and all documentation that may be required to be signed by Brodsky in order to: (i) give full effect to the transfer of FCMI as detailed herein; and (ii) sign any documentation on behalf of Brodsky that may be required in respect of Brodsky having been a director or officer of FCMI for the purpose of transferring to Ivory or its designee the EG Agreement.

3.7 On or before Closing, FCMI will (a) transfer and assign, save and except for the EG Agreement, all of its assets, including all books and records of FCMI (collectively the "**Transferred Assets**") to a company(s) designated by Sillenger for $2.00 and such other consideration, if any, as determined appropriate by Brodsky and Sillenger and (b) file

any and all tax returns as deemed appropriate by Brodsky, acting reasonably. The parties hereto acknowledge and agree that Brodsky, may execute on behalf of FCMI any and all documents required to fully and completely effect the transfer and assignment of the Transferred Assets to the company(s) designated by Sillenger and to file the tax returns as aforesaid. Each of Brilliant, Ivory and Snowdy, hereby confirm that, neither directly or indirectly, do any of them have any right, title or interest in, or right or entitlement to acquire any of the Transferred Assets.

4. Assignment of Rights by Sillenger

4.1 At the Closing, FCMI and Sillenger will provide a comprehensive full and final release to each other, pursuant to which they will release each other and their respective directors and officers (including in their personal capacities) and employees, agents, representatives and solicitors from any and all actions, causes of actions, suits, debts, loss or injury, sums of money, expenses, damages, costs, claims and demands of any and every kind and nature whatsoever, at law or in equity, or under any legislation, actual or contingent, which either party has ever had, now have, or can hereafter have against each other, for or by reason of any matter, cause or thing whatsoever, existing up to and including the date of this Agreement including, without limiting the generality of the foregoing, any obligations pursuant to the Assignment of the EG Agreement, which agreement will be deemed terminated and of no further force and effect.

4.2 Sillenger does hereby confirm and restate its unconditional and irrevocable assignment, transfer and novation of the Fugro Agreement.

5. Release by Sillenger, Brodsky, Ghostine and Gillespie to Brilliant and Ivory

5.1 At the Closing, and subject to the last sentence of paragraph 5.2, Sillenger, Gillespie, Ghostine, and Brodsky shall forever remise, release and discharge Brilliant and Ivory, including their respective directors, officers, and subsidiaries and including FCMI and including their current and former employees, consultants, agents, representatives and solicitors (collectively, the "**Brilliant Releasees**") from any and all actions, causes of actions, suits, debts, loss or injury, sums of money, expenses, damages, costs, claims and demands of any and every kind and nature whatsoever, at law or in equity, or under any legislation, actual or contingent, which Sillenger, Gillespie, Ghostine or Brodsky jointly or severally ever had, now have, or can hereafter have against the Brilliant Releasees, for or by reason of any matter, cause or thing whatsoever, of which they are aware or ought reasonably to be aware existing up to and including the date of this Agreement (the "**Sillenger/Gillespie//Ghostine/Brodsky Release**").

5.2 At the Closing, Sillenger, Gillespie, Ghostine, and Brodsky shall covenant not to initiate, continue, participate in or assist, either directly or indirectly, any claim, demand or proceeding against any of the Brilliant Releasees or against any party who may claim contribution or indemnity from any of the Brilliant Releasees for any matter that is either directly or indirectly related to the subject matter of the Sillenger/Gillespie/Ghostine/Brodsky Release. Notwithstanding the foregoing, nothing herein shall limit or affect any of Sillenger, Ghostine, Brodsky and Gillespie's right to pursue any complaint, claim, counterclaim or defence against Robert Zuk (also known as Robert Cotton), Caroline Cotton (also known as Caroline Myriam Frayssignes or Caroline Crouzoulon), BLM or James McConnell (or any entity directly or indirectly

controlled by, affiliated with or related to, any of them in any respect).

6. Release by FCMI, Brilliant and Ivory to Sillenger, By Design Fine Jewellery Ltd.("**Design**"), Brodsky, Ghostine and Gillespie

6.1 At the Closing, Brilliant, Ivory and FCMI shall forever remise, release and discharge Sillenger, Design, Gillespie, Ghostine and Brodsky, including their respective directors, officers, and subsidiaries (as applicable), and their current and former employees, consultants, agents, representatives and solicitors (as applicable) and any and all members of Howard Brodsky's nuclear family (collectively, the "**Sillenger Releasees**") from any and all actions, causes of actions, suits, debts, loss or injury, sums of money, expenses, damages, costs, claims and demands of any and every kind and nature whatsoever, at law or in equity, or under any legislation, actual or contingent, which Brilliant or Ivory jointly or severally ever had, now have, or can hereafter have against the Sillenger Releasees, for or by reason of any matter, cause or thing whatsoever, of which they are aware or ought reasonably to be aware, existing up to and including the date of this Agreement (the "**Brilliant/Ivory Release**"). Save and except for any claims made by Brilliant and Ivory in accordance with Section 7.1 of this Agreement.

6.2 At the Closing, Brilliant and Ivory shall covenant not to initiate, continue, participate in or assist, either directly or indirectly, any claim, demand or proceeding against any of the Sillenger Releasees or against any party who may claim contribution or indemnity from any of the Sillenger Releasees for any matter that is either directly or indirectly related to the subject matter of the Brilliant/Ivory Release.

7. Indemnity re: BLM

7.1 At the Closing, Sillenger and Brodsky shall covenant and agree to indemnify and save harmless Brilliant and Ivory from any judgment obtained by BLM from a Canadian court of competent jurisdiction to a maximum of $500,000 provided such judgment is (i) obtained by BLM in connection with the sale or transfer of FCMI to Ivory (or the entity designated by same); (ii) Brilliant and Ivory, as the case may be, have in good faith and without compromise exercised their commercially reasonable best efforts to defend any such claim by BLM; and (iii) Brilliant and Ivory, as the case may be have in good faith and without compromise exercised their commercially reasonable best efforts to pursue (or oppose, as applicable) any and all rights of appeal.

8. Guinea Bissau

8.1 Sillenger does hereby acknowledge and agree that Ivory will be pursuing business opportunities in the Republic of Guinea-Bissau for the exploration of various mineral rights in that country. Upon delivery of the Payment Units, Sillenger agrees to forever disclaim any and all claims that it may have against Brilliant or Ivory for any claims that it may have, whether directly or indirectly, as a result of Ivory or Brilliant pursuing such business relations with the government of the Republic of Guinea-Bissau. Upon delivery of the Payment Units to Sillenger as contemplated in paragraph 2 above, Sillenger and Brodsky shall each be deemed to have further agreed that they shall not, whether directly or indirectly, conduct any geophysical survey or mineral, oil or hydrocarbon exploration in the Republic of Guinea-Bissau or with the government of the Republic of Guinea-

Bissau for a period of one (1) year from the date hereof.

9. Release by Sillenger, Brodsky, Ghostine and Gillespie to Snowdy and from Snowdy

9.1 At the Closing, subject to the last sentence of paragraph 9.2, Sillenger, Gillespie, Ghostine and Brodsky shall forever remise, release and discharge Snowdy, his heirs, estate and including Diplomat Security International Inc. and it directors, officers, agents, employees or representatives (collectively, the "**Snowdy Parties**") from any and all actions, causes of actions, suits, debts, loss or injury, sums of money, expenses, damages, costs, claims and demands of any and every kind and nature whatsoever, at law or in equity, or under any legislation, actual or contingent, which Sillenger, Ghostine, Gillespie or Brodsky jointly or severally ever had, now have, or can hereafter have against the Snowdy Parties, for or by reason of any matter, cause or thing whatsoever, of which they are aware or ought reasonably to be aware existing up to and including the date of this Agreement (the "**Release to Snowdy**").

9.2 At the Closing, Sillenger, Gillespie, Ghostine and Brodsky shall covenant not to initiate, continue, participate in or assist, either directly or indirectly, any claim, demand or proceeding against the Snowdy Parties or against any party who may claim contribution or indemnity from the Snowdy Parties for any matter that is either directly or indirectly related to the subject matter of the Release to the Snowdy Parties. Notwithstanding the foregoing, nothing herein shall limit or affect any of Sillenger, Ghostine, Brodsky and Gillespie's right to pursue any complaint, claim, counterclaim or defence against Robert Zuk (also known as Robert Cotton), Caroline Cotton (also known as Caroline Myriam Frayssignes or Caroline Crouzoulon), BLM or James McConnell (or any entity directly or indirectly controlled by, affiliated with or related to, any of them in any respect).

9.3 At the Closing, the Snowdy Parties shall execute all documents reasonably required by Sillenger to effect the transfer of the domain name "Sillenger.com" to Sillenger or an entity designated by Sillenger in writing.

9.4 At Closing, Snowdy shall forever remise, release and discharge FCMI, Sillenger, Design, Gillespie, Ghostine and Brodsky, including their respective directors, officers, and subsidiaries (as applicable), and their current and former employees, consultants, agents, representatives and solicitors and any and all members of Howard Brodsky's nuclear family (collectively, the "**Snowdy Releasees**") from any and all actions, causes of actions, suits, debts, loss or injury, sums of money, expenses, damages, costs, claims and demands of any and every kind and nature whatsoever, at law or in equity, or under any legislation, actual or contingent, which Snowdy, either directly or indirectly, had, now has or might have, or can hereafter have against the Snowdy Releasees, for or by reason of any matter, cause or thing whatsoever, of which he is aware or ought reasonably to be aware existing up to and including the date of this Agreement (the "**Snowdy Release**").

9.5 Snowdy does hereby covenant not to initiate, continue, participate in or assist, either directly or indirectly, any claim, demand or proceeding against the Snowdy Releasees, including, without limiting the generality of the foregoing, any complaint to any regulatory body (including all securities commission), or against any party who may claim contribution or indemnity from any of the Snowdy Releasees for any matter that is either directly or indirectly related to the subject matter of the Snowdy Release and the

Sillenger/Gillespie//Ghostine/Brodsky Release. Should Snowdy breach the covenant herein in any respect, the Release and the covenant under 9.2 to the Snowdy Parties shall be deemed to be null and void and of no force and effect.

10. Miscellaneous

10.1 At any time after the date hereof each of the parties shall, at the request and cost of the requesting party, execute or procure the execution of such documents and do or procure the doing of such acts and things as the party so requiring may reasonably require for the purpose of giving to the party so requiring the full benefit of all the provisions of this Agreement.

10.2 No party may assign this Agreement without the express, prior written consent of the other parties.

10.3 The construction, validity and performance of this Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada. The Parties irrevocably agree that the courts of the Province of Ontario shall have exclusive jurisdiction over any claim or matter arising under or in connection with this Agreement and that accordingly any proceedings in respect of such claim or matter may be brought in such court.

10.4 This Agreement may be executed and delivered by facsimile or portable document format (.pdf) signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK. SIGNATURE PAGES FOLLOW.

SIGNED, SEALED & DELIVERED In the presence of: Witness	John Gillespie
SIGNED, SEALED & DELIVERED In the presence of: Witness	Derrick Snowdy
SIGNED, SEALED & DELIVERED In the presence of: Witness	Michel Ghostine

IN WITNESS WHEREOF this instrument has been executed as an Agreement on the date first above written.

BRILLIANT MINING CORP.	**IVORY RESOURCES INC.**
Per: Sean Mager, Director	Per: Gordon Casey, Director

SILLENGER EXPLORATION CORP.

Per: John Gillespie, Director

FCMI GLOBAL INC.

Per: Derrick Snowdy, Director

Per: Howard Brodsky, Director

SIGNED, SEALED & DELIVERED
In the presence of:

Witness

Howard Brodsky

IN WITNESS WHEREOF this instrument has been executed as an Agreement on the date first above written.

BRILLIANT MINING CORP.

Per: Sean Mager, Director

IVORY RESOURCES INC.

Per: Gordon Casey, Director

SILLENGER EXPLORATION CORP.

Per: John Gillespie, Director

FCMI GLOBAL INC.

Per: Derrick Snowdy, Director

Per: Howard Brodsky, Director

SIGNED, SEALED & DELIVERED
In the presence of:

Witness

Howard Brodsky

IN WITNESS WHEREOF this instrument has been executed as an Agreement on the date first above written.

BRILLIANT MINING CORP.

Per: Sean Mager, Director

IVORY RESOURCES INC.

Per: Gordon Casey, Director

SILLENGER EXPLORATION CORP.

Per: John Gillespie, Director

FCMI GLOBAL INC.

Per: Derrick Snowdy, Director

Per: Howard Brodsky, Director

SIGNED, SEALED & DELIVERED
In the presence of:

Witness

Howard Brodsky

IN WITNESS WHEREOF this instrument has been executed as an Agreement on the date first above written.

BRILLIANT MINING CORP.

Per: Sean Mager, Director

IVORY RESOURCES INC.

Per: Gordon Casey, Director

SILLENGER EXPLORATION CORP.

Per: John Gillespie, Director

FCMI GLOBAL INC.

Per: Derrick Snowdy, Director

Per: Howard Brodsky, Director

SIGNED, SEALED & DELIVERED
In the presence of:

Witness

Howard Brodsky

SIGNED, SEALED & DELIVERED
In the presence of:

Witness — John Gillespie

SIGNED, SEALED & DELIVERED
In the presence of:

Witness — Derrick Snowdy

SIGNED, SEALED & DELIVERED
In the presence of:

Witness — Michel Ghostine

SCHEDULE "B"

WIRE TRANSFER INSTRUCTIONS

Bank Account

Mr. Michel Ghostine

Beneficiary: Mr. Michel Ghostine

Account: 11 400 055594 00

IBAN: GB74BRBA40525605559401

With Bank of Beirut (UK) Ltd London / UK

Swift: BRBAGB2L

Bank Address

Bank of Beirut (UK) Ltd

17a Curzon Street

London W1J 5AY

Telefax: +44 207 529 1854 / +44 207 408 0053